Exhibit 10.14

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made effective as of November 5, 2010, to the Employment Agreement dated July 24, 2009, as amended by the First Amendment (the “Employment Agreement”), between State Bank and Trust Company, a banking corporation organized under the laws of the State of Georgia (the “Bank”), and J. Daniel Speight, a resident of the State of Georgia (the “Employee”).

WHEREAS, Employee and the Bank entered into the Employment Agreement which provides for the terms and conditions of the Bank’s employment of Employee;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and additional guidance issued thereunder, requires that in order to avoid taxation and penalties to the Employee, any deferred compensation paid by the Bank to the Employee must comply with the requirements of Section 409A in form and operation at all times on and after January 1, 2005; and

WHEREAS, the Bank has administered the Employment Agreement in good faith compliance with Section 409A, adopted the First Amendment with provisions to comply with Section 409A, and now wishes to clarify the interpretation and compliance with Section 409A in the form of an amendment to the Employment Agreement.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the Bank and Employee hereby agree as follows:

1.             Section 1.7.2 of the Employment Agreement is hereby amended by inserting a new subsection (d) at the end:

“(d)         Notwithstanding the foregoing, Employee must provide written notice to the Bank of the existence of a condition described in subsections (a), (b), or (c) within 90 days of the initial existence of such condition and Bank shall have 30 days to remedy the condition before the Bank is required to pay under Section 3.”

2.             Section 1.11 of the Employment Agreement is hereby amended by inserting the following language to the end of Section 1.11:

“Notwithstanding the provisions in this Section 1.11, Permanent Disability for purposes of this Agreement must also be a disability within the meaning of Code Section 409A(a)(2)(A)(ii) and 409A(a)(2)(C) and Treas. Reg. Section 1.409A-3(a)(2).”

3.            Section 3.2.3 of the Employment Agreement is hereby amended by substituting the section with:

“3.2.3     By the Employee within the period commencing three (3) months prior to and ending twelve (12) months after a Change in Control (the “Election Period”), provided that the Employee shall give thirty (30) days’ written notice prior to the end of the Election Period to the Bank of the Employee’s intention to terminate this Agreement and shall terminate employment at the end of such 30-day period, in which event the Bank shall be required to meet its obligations to the Employee under Section 3.3.2 below.”

4.             Section 3.3.1 of the Employment Agreement is hereby amended by substituting for the second sentence:

“In addition, from the effective date of the termination pursuant to Section 3.2.1(b) or Section 3.2.2(a), the Bank shall pay a monthly amount, subject to applicable tax withholding, equal to what would be the Employee’s cost of COBRA health continuation coverage for the Employee and eligible dependents for the greater of twelve (12) months or the period during which the Employee and those eligible dependents are entitled to COBRA health continuation coverage from the Bank.”

5.            Section 3.3.2 of the Employment Agreement is hereby amended by substituting for the second sentence:

“In addition, from the effective date of the termination pursuant to Section 3.2.3 or Section 3.2.2(a), through the then unexpired portion of the Term (or, if greater, for a period of twenty-four (24) months following the effective date of the termination) (the “Severance Period”), the Bank shall pay a monthly amount, subject to applicable tax withholding, equal to what would be the Employee’s cost of COBRA health continuation coverage for the Employee and eligible dependents for the greater of the Severance Period or the period during which the Employee and those eligible dependents are entitled to COBRA health continuation coverage from the Bank.”

6.            Section 3.3.4 of the Employment Agreement is hereby amended by substituting the section with:

“3.3.4      For purposes of compliance with Code Section 409A:

(a)           It is intended that this Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto, or an exemption to Code Section 409A.  Any payments that qualify for the “short-term deferral” exception shall be considered as paid first, then any payments that qualify for the separation pay plan exception shall be considered as paid next, then payments that qualify for any other exception under Section Code 409A shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under Code Section 409A.  All payments to be made upon a termination of employment under this Agreement that constitute non-qualified deferred compensation may only be made upon a “separation from service” under Section Code 409A.  In no event may the Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.  To the extent permitted under Code Section 409A or any Internal Revenue Service (“IRS”) or Treasury rules or other guidance issued thereunder, the Bank may, in consultation with the Employee, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Code Section 409A, so as to avoid the imposition of taxes and penalties on the Employee pursuant to Code Section 409A.

(b)           Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)           Notwithstanding any other provision of this Agreement to the contrary and if applicable, if the Employee is considered a “specified employee” for purposes of Code Section 409A (as determined in accordance with the methodology established by the Bank as in effect on the date of termination), (i) any payment or other benefit that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to the Employee under this Agreement during the six-month period following his separation from service (as determined in accordance with Code Section 409A) on account of his separation from service shall be accumulated and paid to the Employee on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”).  If the Employee dies during the postponement period, the amounts and entitlements delayed on account of Code Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Employee’s death.”

7.             Terms defined in the Employment Agreement shall have the same meaning herein unless otherwise defined herein or unless the context clearly requires otherwise.

8.             Except as expressly amended hereby, all terms, provisions, conditions and covenants contained in the Employment Agreement are not modified by this Amendment and continue in full force and effect as originally written.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first written above.

“BANK”

STATE BANK AND TRUST COMPANY

/s/ Joseph W. Evans
		Name:	Joseph W. Evans
		Title:	Chairman and Chief Executive Officer

ATTEST:

/s/ Kim M. Childers
Name:	Kim M. Childers
Title:	President and Chief Credit Officer

“EMPLOYEE”

/s/ J. Daniel Speight
		Name:	J. Daniel Speight